UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3		Washington, D.C. 20549	OMB APPROVAL
(Print or Type Responses)

INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility

Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

OMB Number: 3235-0104 Expires: December 31, 2001 Estimated average burden hours per response . . . 0.5
1. Name and Address of Reporting Person*	2. Date of Event	4. Issuer Name and Ticker or Trading Symbol
	Requiring Statement	CPAC, INC. (CPAK)
CARL STEPHEN J.	(Month/Day/Year)
(Last) (First) (Middle)	APRIL 16, 2003	5. Relationship of Reporting Person(s) to Issuer	6. If Amendment, Date of
		(Check all applicable)	Original (Month/Day/Year)
X Director 10% Owner
110 Office Park Way	3. I.R.S. Identification	Officer (give Other (specify	7. Individual or Joint/Group
(Street)	Number of Reporting	title below) below)	Filing (Check Applicable Line)
	Person, if an entity		XForm filed by One Reporting Person
	(voluntary)		__Form filed by More than One Reporting Person
PITTSFORD NEW YORK 14534
(City) (State) (Zip)	Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security	2. Amount of Securities	3. Ownership	4. Nature of Indirect Beneficial Ownership
(Instr. 4)	Beneficially Owned	Form: Direct	(Instr. 5)
	(Instr. 4)	(D) or Indirect
(I) (Instr. 5)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not (Over)

required to respond unless the form displays a currently valid OMB control number. SEC 1473 (3-99)

FORM 3 (continued) TABLE II-Derivative Securities Beneficiary Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security	2. Date Exer-		3. Title and Amount of Securities Underlying		4. Conver-	5. Owner-	6. Nature of Indirect
(Instr. 4)	cisable and		Derivative Security		sion or	ship	Beneficial Ownership
	Expiration		(Instr. 4)		Exercise	Form of	(Instr. 5)
	Date				Price of	Deriv-
	Month/Day/Year)				Deri-	ative
	Date	Expira-		Amount	vative	Security:
	Exer-	tion		or	Security	Direct
	cisable	Date	Title	Number		(D) or
				of		Indirect
				Shares		(I)
(Instr. 5)
non-qualified stock option	4-16-04	4-15-13	$.01 par value common stock	15,000	$5.30	d

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /S/ STEPHEN J. CARL              4/21/03

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). **Signature of Reporting Person Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,

See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.